Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2025 relating to the consolidated financial statements of Burlington Northern Santa Fe, LLC and subsidiaries, appearing in the Annual Report on Form 10-K of Burlington Northern Santa Fe, LLC for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

May 5, 2025